UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

December 17, 2008

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(775) 832-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 10, 2008, PDL BioPharma, Inc. (“PDL” or “we”) announced our intention to spin off our biotechnology operations into Facet Biotech Corporation (“Facet”) apart from our antibody humanization patent and royalties assets which will remain with PDL (the “Spin-Off”).  We transferred our biotechnology operations to Facet effective as of 11:59 pm on December 17, 2008 and, on December 18, 2008, made a pro rata distribution to our stockholders of record on December 5, 2008 of one share of Facet common stock for every five shares of PDL common stock.  Our primary assets are now our antibody humanization patent and royalties assets, which consist of our Queen et al. patents and license agreements with numerous biotechnology and pharmaceutical companies pursuant to which we have licensed certain rights under our Queen et al. patents.  Substantially all of our revenues will now be in the form of royalties derived from our license agreements relating to our Queen et al. patents and we will receive no revenues from the biotechnology operations which we transferred to Facet in connection with the Spin-Off.  When market conditions warrant, we intend to explore means to monetize our royalties assets.  We also will evaluate distributing our income, net of operating expenses, debt service and income taxes, to our stockholders.

In connection with the Spin-Off, on December 17, 2008, PDL and Facet entered into a Separation and Distribution Agreement (the “Separation Agreement”).  The Separation Agreement identifies the assets transferred, liabilities assumed and contracts assigned to Facet as part of the Spin-Off, and describes when and how these transfers, assumptions and assignments will occur.  In particular, all of the assets and liabilities associated or primarily used in connection with the biotechnology operations were transferred to Facet, including our intellectual property assets other than our Queen et al. patents.  In addition, we entered into a Co-Tenancy Agreement and Lease Assignment and Assumption Agreement with Facet pursuant to which we assigned all of our rights and obligations under the property leases for the facilities located in Redwood City, California, which formerly served as our headquarters, to Facet, including the right to possess, use and occupy the leased property.  See “Item 8.01.  Other Events - I. Business Overview - Properties.”  We have moved our principal place of business to Incline Village, Nevada where we have leased office space. As a result, the primary assets and liabilities retained by us after the Spin-Off are our Queen et al. patents, our convertible notes and our leased office space in Nevada.  In addition, in connection with the Spin-Off, we capitalized Facet with $405 million in cash and assumed all current liabilities, with the exception of deferred revenue and the current portion of long-term debt, that were incurred by the biotechnology operations prior to the spin-off date.  Except as expressly set forth in the Separation Agreement or any ancillary agreement, all assets were transferred to Facet on an “as is,” “where is” basis.  So long as we are in compliance with the terms of the Separation Agreement relating to the transfer, Facet will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in Facet good title, free and clear of any security interest, that any necessary consents or government approvals are not obtained and that any requirements of laws or judgments are not complied with.  Except as otherwise provided in the Separation Agreement or any ancillary agreement, each party will release and forever discharge the other party from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Spin-Off. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Spin-Off pursuant to the Separation Agreement or any ancillary agreement. A copy of the Separation Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Separation Agreement is qualified in its entirety by reference to Exhibit 10.1.

On December 18, 2008, we also entered into a Transition Services Agreement with Facet pursuant to which Facet and we will provide each other with a variety of administrative services, including financial, tax, accounting, information technology, legal and human resources services, for a period of time of up to 36 months following the Spin-Off.   We expect that most of these services will be provided within the first six months following the Spin-Off.  In connection with the services performed under the Transition Services Agreement, each party shall pay $125 per hour per person for time spent performing such services.  A copy of the Transition Services Agreement is attached hereto as Exhibit 10.2 and incorporated herein by reference. The foregoing description of the Transition Services Agreement is qualified in its entirety by reference to Exhibit 10.2.

On December 18, 2008, we also entered into a Tax Sharing and Indemnification Agreement with Facet that will govern Facet’s and our respective rights, responsibilities and obligations after the Spin-Off with respect to taxes. Under the Tax Sharing and Indemnification Agreement, all tax liabilities (including tax refunds and credits) (1) attributable to our biotechnology operations for any and all periods or portions thereof ending prior to or on the spin-off date, (2) resulting or arising from the contribution of our biotechnology operations to Facet, the distribution of Facet’s shares of common stock and the other separation transactions, and (3) otherwise attributable to us, will be borne solely by us. As a result, we generally expect to be liable for tax liabilities attributable to, or incurred with respect to, the biotechnology operations before the spin-off date and the separation transactions and Facet will be liable for tax liabilities attributable to, or incurred with respect to, the biotechnology business after the spin-off date.  A copy of the Tax Sharing and Indemnification Agreement is attached hereto as Exhibit 10.3 and incorporated herein by reference.  The foregoing description of the Tax Sharing and Indemnification Agreement is qualified in its entirety by reference to Exhibit 10.3.

On December 18, 2008, we also entered into a Cross License Agreement with Facet relating to our Queen et al. patents and certain other patents and know-how.  Under the Cross License Agreement, we granted to Facet a royalty-free, development license to our Queen et al. patents and a royalty-bearing, commercialization license to our Queen et al. patents and Facet granted to us a royalty-free license under certain intellectual property Facet owns solely for the purposes of allowing us to perform and fulfill existing obligations that we have under certain agreements with third parties.

On December 18, 2008, we also entered into an Employee Matters Agreement with Facet which governs the employee benefit obligations of Facet and us as they relate to current and former employees, allocates liabilities and responsibilities relating to employee benefit matters that are subject to ERISA (other than severance plans) in connection with the Spin-Off, including the assignment and transfer of employees, and the establishment of a savings plan and a welfare plan.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 On December 18, 2008, in connection with the Spin-Off, the officers of PDL listed below, each of whom is an officer of Facet, were removed from their respective positions with us.

•                  Faheem Hasnain, President and Chief Executive Officer;

•                  Andrew Guggenhime, Senior Vice President and Chief Financial Officer;

•                  Mark McCamish, Senior Vice President and Chief Medical Officer; and

•                  Jaisim Shah, Senior Vice President and Chief Business Officer.

                                                On December 18, 2008, in connection with the Spin-Off, the members of the Board of Directors of PDL listed below, each of whom is a member of the Board of Directors of Facet, resigned as directors of PDL.

•                  Brad Goodwin;

•                  Faheem Hasnain; and

•                  Gary Lyons.

(c)                                  On December 18, 2008, in connection with the Spin-Off, John P. McLaughlin became the President and Chief Executive Officer of PDL and Christine Larson became the Vice President and Chief Financial Officer of PDL.  Additional information regarding our engagement of and employment relationship with Mr. McLaughlin and Ms. Larson are set forth under Item 5.02 in the Current Report on Form 8-K we filed with the Securities and Exchange Commission on November 10, 2008 and December 18, 2008, respectively, which disclosures are incorporated herein by reference.  See “- Item 8.01.  Other Events - Executive Officers” and “- Directors” for additional information regarding our executive officers and directors after the Spin-Off.

Item 8.01   Other Events

We are providing the following information to describe certain aspects and expectations regarding our business, management and risk factors after the Spin-Off.  Also, we provide in this current report certain pro forma financial information regarding our post-Spin-Off operations.  This information includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  All statements other than statements of historical facts are “forward looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new licensing arrangements, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” “potential,” or “continue” or the negative thereof or other comparable terminology.  Although we believe that the expectations reflected in the forward-looking statements contained in this current report are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements.  Our future business, financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth below, and for the reasons described elsewhere in this current report.  All forward-looking statements and reasons why results may differ included in this current report are made as of the date hereof, and we assume no obligation to update these forward-looking statements or reasons why actual results might differ.  Unless otherwise indicated or the context otherwise requires, the terms “PDL,” “we,” “us” and “our” herein refer to PDL BioPharma, Inc. and its subsidiaries, after giving effect to the Spin-Off.

I.  BUSINESS OVERVIEW

HISTORICAL OVERVIEW

We were organized as a Delaware corporation in 1986 under the name Protein Design Labs, Inc.  In 2006, we changed our name to PDL BioPharma, Inc.  We receive royalties and other revenues through agreements with numerous biotechnology and pharmaceutical companies pursuant to which we licensed to these companies rights to our proprietary antibody humanization technology platform.  Since our inception in 1986, our operations have included the biotechnology operations, which we spun off to Facet in December 2008.  Between March 2005 and March 2008, we also had commercial operations, which we divested in March 2008.  In May 2008, we paid a special cash dividend of approximately $506 million to our stockholders using proceeds from the sales of our commercial operations and an antibody manufacturing plant, which we also sold in March 2008.

In parallel with our Spin-Off preparations, we also had been evaluating opportunities to monetize our antibody humanization patent and royalties assets through a potential sale or securitization transaction.  On November 6, 2008, we announced that we suspended that effort primarily due to market conditions, but would continue to evaluate whether such a transaction in the future is in the best interest of our stockholders.  Any sale of our antibody humanization patent and royalties assets would decrease our revenues, while a securitization of our antibody humanization patent and royalties assets would increase our expenses as we would become obligated to make periodic principal and interest payments on any notes issued in connection with such securitization.  When market conditions warrant, we intend to explore means to monetize our antibody humanization patent and royalties assets.  We also will evaluate distributing our income, net of operating expenses, debt service and income taxes, to our stockholders.

Subsequent to the Spin-Off, we plan to have less than 10 employees who will manage efforts to support our intellectual properties, manage our licensing operations, provide for certain essential reporting and management functions of a public company and monetize our antibody humanization patents and royalties assets if market conditions permit.  We have moved our principal place of business from Redwood City, California to Incline Village, Nevada. We intend to continue to operate as an independent, publicly traded Delaware company with corporate headquarters in Nevada.

QUEEN ET AL. PATENTS

General

We have been issued patents in the United States and elsewhere, covering the humanization of antibodies, which we refer to as our Queen et al. patents.  Our Queen et al. patents, which generally expire in 2013 and 2014, cover, among other things, humanized antibodies, methods for humanizing antibodies, polynucleotide encoding in humanized antibodies and methods of producing humanized antibodies.  The following is a list of our U.S. and European patents within our Queen et al. patent portfolio.

Application Number	Filing Date	Patent Number	Issue Date	Jurisdiction
08/477,728	06/07/95	5,585,089	12/17/96	United States
08/474,040	06/07/95	5,693,761	12/02/97	United States
08/487,200	06/07/95	5,693,762	12/02/97	United States
08/484,537	06/07/95	6,180,370	01/30/01	United States
09/718,998	11/22/00	7,022,500	04/04/06	United States
90903576.8	12/28/89	0 451 216	01/24/96	Europe
95105609.2	12/28/89	0 682 040	08/25/99	Europe

Our European Patent No. 0 451 216 (the “ ‘216 Patent”) and European Patent No. 0 682 040 (the “ ‘040 Patent”) expire in December 2009.  We have applied for Supplemental Protection Certificates (“SPCs”) with respect to the Zenapax®, Herceptin®, Synagis®, Xolair®, Avastin®, Tysabri® and Lucentis® products in most of the jurisdictions in the European Union.  These SPCs effectively extend the patent protection with respect to these products generally until December 2014, except that the SPCs for Zenapax, Herceptin and Synagis will generally expire in March 2013, July 2014 and August 2014, respectively.  Because SPCs are granted on a jurisdiction-by-jurisdiction basis, the duration of the extension varies slightly in certain jurisdictions.  We plan to file for SPCs on other humanized antibodies covered by our ‘216 or ‘040 patents, which are approved for marketing in Europe prior to the expiration of our ‘216 or ‘040 patents in December 2009.  We will not be able to apply for any SPCs after December 2009.  Therefore, if a product is first approved for marketing after December 2009 in a jurisdiction that issues SPCs, then we would not have any patent protection or SPC protection in this jurisdiction with respect to this product.  We may still be eligible for royalties notwithstanding the unavailability of SPC protection if the relevant royalty-bearing humanized antibody product is also made, used, sold or offered for sale in or imported from a jurisdiction in which we have an unexpired Queen et al. patent (e.g., some of our patents issued outside of Europe, including in the United States, expire in December 2014).

We have entered into licensing agreements with numerous entities that are independently developing or have developed humanized antibodies pursuant to which we have licensed certain rights under our Queen et al. patents to make, use, sell, offer for sale and import humanized antibodies.  In general, these agreements cover antibodies targeting antigens specified in the license agreements.  Under most of our licensing agreements, we are entitled to receive a flat-rate royalty based upon our licensees’ net sales of covered antibodies.  After the Spin-Off, we expect to continue to receive minimal annual maintenance fees from licensees of our Queen et al. patents.

Licensing Agreements relating to Marketed Products

We currently receive royalties on sales of the nine humanized antibody products listed below, all of which are currently approved for use by the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies outside the United States.  In 2007 and the nine months ended September 30, 2008, we received approximately $221.1 million and $223.3 million, respectively, of royalty revenues under the license agreements with the entities identified below.

Licensee	Product Name

Genentech, Inc. (“Genentech”) (1)	Avastin Herceptin Xolair Raptiva® Lucentis
MedImmune, LLC. (“MedImmune”)(2)	Synagis
Wyeth	Mylotarg®
Elan Corporation, Plc (“Elan”)	Tysabri
Chugai Pharmaceutical Co., Ltd.	Actemra®

(1)   Our master patent license agreement with Genentech provides for a tiered royalty structure under which the royalty rate Genentech must pay on royalty-bearing products sold in the United States or manufactured in the United States and sold anywhere (“U.S.-based Sales”) in a given calendar year decreases on incremental U.S.-based Sales above several net sales thresholds.  As a result, Genentech’s average annual royalty rate will decline as Genentech’s U.S.-based Sales increase during that year.  Because we receive royalties in arrears, the average royalty rate for the payments we receive from Genentech in the second calendar quarter—which would be for Genentech’s sales from the first calendar quarter— has been and is expected to continue to be higher than the average royalty rate for following quarters.  The average royalty rate for payments we receive from Genentech is lowest in the first calendar quarter, which would be for Genentech’s sales from the fourth calendar quarter, when more of Genentech’s U.S.-based Sales bear royalties at lower royalty rates.  With respect to royalty-bearing products that are both manufactured and sold outside of the United States (“ex-U.S.-based Sales”), the royalty rate that we receive from Genentech is a fixed rate based on a percentage of the underlying ex-U.S.-based Sales.  The mix of U.S.-based Sales and ex-U.S.-based Sales has fluctuated in the past and may continue to fluctuate in future periods.

(2)   MedImmune is expected to launch its motavizumab product in the United States in 2009, should it receive marketing approval from the FDA.  Motavizumab is a next-generation follow-on to Synagis for the treatment of respiratory syncytial virus.  We believe that motavizumab falls within the scope of our 1997 Patent License Agreement with MedImmune (the “MedImmune Agreement”).  On December 16, 2008, MedImmune filed a lawsuit against us in the United States District Court for the Northern District of California seeking a declaratory judgment that the U.S. Queen et al. patents are invalid and that therefore no royalties are owed on the Synagis product or motavizumab development product.  See “Legal Proceedings and Other Matters.”

Pursuant to the terms of our cross-license agreement with Facet, Facet is obligated to pay us a portion of royalties it receives from Hoffman La-Roche (“Roche”) on sales of the Zenapax product under an agreement with Roche which was assigned to Facet in connection with the Spin-Off.  Roche is obligated to pay Facet royalties only once product sales have reached a certain threshold.  We have not received royalties on sales of Zenapax since the first quarter of 2006, and we do not expect to receive royalty revenue from Roche’s sales of Zenapax in the future.

In addition, we entered into a Patent License Agreement in October 2001 (the “UCB Agreement”), with Celltech Therapeutics Ltd which was acquired by UCB S.A. (“UCB”), which we believe covers UCB’s FDA-approved Cimzia® (certolizumab pegol) product.  In September 2008, UCB informed us that it does not intend to pay us royalties on sales of Cimzia, which was launched outside the United States in September 2007 and in the United States in April 2008.  UCB stated that it does not believe that Cimzia infringes our Queen et al. patents, and therefore that Cimzia does not fall within the scope of the UCB Agreement.  Under the terms of the UCB Agreement, the question of whether Cimzia infringes our Queen et al. patents is the subject of a dispute resolution procedure which includes binding arbitration.  See “Legal Proceedings and Other Matters.”

Licensing Agreements relating to Non-Marketed Products

We have also entered into licensing agreements pursuant to which we have licensed certain rights under the Queen et al. patents to make and sell certain products in development that have not yet reached commercialization.  Certain of these products in development are currently in Phase III clinical trials.  With respect to these agreements, we expect to continue to receive minimal annual maintenance fees and, in future periods, we may receive milestone payments if the licensed products in development achieve certain development milestones and royalty payments if the licensed products receive marketing approval and generate sales.

MAJOR CUSTOMERS

Genentech accounted for 70%, 68%, 60%, and 55% of our total revenues from continuing operations for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006 and 2005, respectively, and MedImmune accounted for 15%, 14%, 13% and 21% of our total revenues from continuing operations for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006 and 2005, respectively.  After the Spin-Off, we expect our revenues to be comprised almost entirely of royalties, although we expect to continue to receive minimal annual maintenance fees from licensees of our Queen et al. patents and, in future periods, we may receive milestone payments if the licensed products in development achieve certain development milestones and royalty payments if the licensed products receive marketing approval and generate sales.    After giving effect to the reclassification of Facet’s revenues to discontinued operations after the Spin-Off, we expect revenues from Genentech to account for 76%, 79%, 80% and 68% of our revenues from continuing operations for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006 and 2005, respectively, and revenues from MedImmune to account for 16%, 16%, 18% and 26% of our revenues from continuing operations for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006 and 2005, respectively.

PROPERTIES

In July 2006, we entered into two leases (the “Leases”) and a sublease (the “Sublease”) for the facilities in Redwood City, California, which formerly served as our headquarters.  Pursuant to amendments to the Leases entered into in connection with the Spin-Off (the “Lease Amendments”), Facet was added as a co-tenant under the Leases.  As a co-tenant, Facet is bound by all of the terms and conditions of the Leases.  PDL and Facet are jointly and severally liable for all obligations under the leases, including the payment of rental obligations.  However, we also entered into a Co-Tenancy Agreement with Facet in connection with the Spin-Off and the Lease Amendments pursuant to which we assigned to Facet all rights under the Leases, including, but not limited to, the right to amend the leases, extend the lease term, or terminate the leases, and Facet assumed all of our obligations under the Leases.  Pursuant to the Co-Tenancy Agreement, we also relinquished any right or option to regain possession, use or occupancy of these facilities.  Facet agreed to indemnify us for all matters attributable to the period after the spin-off date.  In addition, in connection with the Spin-Off, the Sublease was assigned by PDL to Facet.

In November 2008, we entered into a lease for 3,775 square feet of office space in Incline Village, Nevada which now serves as our corporate headquarters.  This lease expires in May 2010, unless sooner terminated or extended.

EMPLOYEES

Following the Spin-Off, we estimate that we will have less than 10 full-time employees to support our intellectual properties, manage our licensing operations, provide for certain essential reporting and management functions of a public company and manage efforts to monetize our antibody humanization patents and royalties assets if market conditions permit.  We do not expect any of our employees to be covered by a collective bargaining agreement.

LEGAL PROCEEDINGS AND OTHER MATTERS

European Patent Oppositions

Two Queen et al. patents were issued to us by the European Patent Office, the ‘216 Patent and the ‘040 Patent.  We are currently in two separate opposition proceedings with respect to these two patents.  We intend to continue to vigorously defend our two European Queen et al. patents in these two proceedings, a description of which is set forth below.

Opposition to ‘216 Patent

In November 2003, in an appeal proceeding of a prior action of the Opposition Division of the European Patent Office, the Technical Board of Appeal of the European Patent Office ordered that certain claims in our ‘216 Patent be remitted to the Opposition Division for further prosecution and consideration of issues of patentability (entitlement to priority, novelty, enablement and inventive step).  These claims cover the production of humanized antibody light chains that contain amino acid substitutions made under our antibody humanization technology.  In April 2007, at an oral proceeding, the Opposition Division upheld claims that are virtually identical to the claims remitted by the Technical Board of Appeal to the Opposition Division.  The opponents in this opposition have the right to appeal this decision of the Opposition Divisions.  If any of the opponents appeal the decision to the Technical Board of Appeal, the ‘216 Patent would continue to be enforceable during the appeal process.  Two notices of appeal have since been filed by Boehringer Ingelheim GmbH and Celltech R&D Limited.

Opposition to ‘040 Patent

At an oral hearing in February 2005, the Opposition Division decided to revoke the claims in our ‘040 Patent.  The Opposition Division based its decision on formal issues and did not consider substantive issues of patentability.  We appealed the decision to the Technical Board of Appeal.  The appeal suspended the legal effect of the decision of the Opposition Division during the appeal process.  The Technical Board of Appeal has not scheduled a date for the appeal hearing with respect to the ‘040 Patent.

Patent Infringement Suit against Alexion

In March 2007, after the FDA’s market approval of Alexion’s Soliris® humanized antibody product, we filed a lawsuit against Alexion in the United States District Court for the District of Delaware for infringement of certain claims of United States Patent Number 5,693,761, United States Patent Number 5,693,762 and United States Patent Number 6,180,370 (collectively, the patents-in-suit), which are three of our Queen et al. patents.  We are seeking monetary damages and other relief.  The patent claims at issue in the litigation are a subset of the claims of our Queen et al. patents, and are not the only claims under which our licensees owe royalties.  In June 2007, Alexion filed an answer denying that its Soliris product infringes the patents-in-suit, asserting certain defenses and counterclaiming for non-infringement and invalidity, and thereafter amended its answer to include a defense of unenforceability.  In July 2008 the District Court issued a claim construction opinion.   The pre-trial conference is currently scheduled for September 2009.  We intend to continue to vigorously assert our rights under the patents-in-suit and defend against Alexion’s counterclaims.

Action for Declaratory Judgment of Patent Invalidity by MedImmune

On August 22, 2008, MedImmune sent to us a notice (the “2008 Notice”), purportedly under the MedImmune Agreement, that MedImmune was exercising its asserted rights under the MedImmune License Agreement to have a non-binding written determination made by non-conflicted legal counsel as to whether the Synagis product or motavizumab development product infringes claims under the Queen et al. patents.  MedImmune and we mutually selected the non-conflicted legal counsel who would make such non-binding determination.  On December 16, 2008, MedImmune filed a lawsuit against us in the United States District Court for the Northern District of California seeking a declaratory judgment that the U.S. Queen et al. patents are invalid and that therefore no royalties are owed on the Synagis product or motavizumab development product.  We intend to vigorously defend against MedImmune’s claims and to assert our rights with respect to Synagis and motavizumab under the MedImmune Agreement.  On December 18, 2008, as requested by MedImmune, MedImmune and we entered into an agreement pursuant to which the procedure to have such non-binding determination made by such non-conflicted legal counsel was terminated and we and MedImmune waived our obligations and rights with respect to the completion of the procedure initiated by the 2008 Notice.  We and MedImmune have jointly instructed such non-conflicted legal counsel to cease work and not to render a written determination.

Certain Communications from UCB

We previously disclosed that we expected to receive royalty revenues from UCB on sales of UCB’s Cimzia product beginning in the third quarter of 2008.  We believe that this royalty revenue is due under the UCB Agreement.  Under that agreement, we have licensed UCB certain rights under our Queen et al. patents.  On September 15, 2008, UCB informed us that it has taken the position that Cimzia does not infringe our Queen et al. patents and therefore does not intend to pay to us royalties on the Cimzia sales.  We intend to continue to defend and enforce our rights under our Queen et al. patents, as well as our rights under the UCB Agreement.

II. RISK FACTORS

On November 7, 2008, we filed our quarterly report on Form 10-Q, which included a section titled “Risk Factors,” which set forth: (1) the risk factors related to PDL (pre-Spin-Off), (2) the risk factors related to PDL’s antibody humanization royalty and licensing operations and to PDL as a separate entity after the completion of the Spin-Off and (3) the risk factors related to Facet.  Set forth below are those risk factors that relate to PDL following the Spin-Off, as updated and amended in this Form 8-K.

You should carefully consider and evaluate all of the information included in this current report, including the risk factors listed below.  Any of these risks, as well as other risks and uncertainties, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of shares of our common stock.  Additional risks not currently known or currently material to us may also harm our business.

Keep these risk factors in mind when you read forward-looking statements contained in this current report.  These statements relate to our expectations about future events and time periods. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue” or “opportunity,” the negative of these words or words of similar import.  Similarly, statements that describe our reserves and our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements.  Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

Our antibody humanization patents, which are of significant value to us, are being challenged and a successful challenge or refusal to take a license could limit our future revenues.

Two of our Queen et al. patents were issued to us by the European Patent Office, the ‘216 Patent and the ‘040 Patent.  Eighteen notices of opposition to our ‘216 Patent and eight notices of opposition to our ‘040 Patent were filed by major pharmaceutical and biotechnology companies, among others, and we are currently in two separate opposition proceedings with respect to these two patents.  An adverse decision in the pending European oppositions could have a material impact on our ability to collect royalties on European sales of our licensee’s products manufactured outside the United States, and could encourage challenges to our related Queen et al. patents in other jurisdictions, including the United States.  In addition, disputes with existing licensees could result in litigation in which the validity and/or enforceability of our Queen et al. patents could be challenged.  We cannot assure you that we will be successful if the validity and/or enforceability of our Queen et al. patents are challenged for any reason.  In the event of a final, nonappealable judgment that some or all of our Queen et al. patents are invalid or unenforceable, there is a substantial likelihood that one or more of our licensees will cease paying royalties under the terms of our existing license agreements.  For example, on December 16, 2008, MedImmune filed a lawsuit against us in the United States District Court for the Northern District of California seeking a declaratory judgment that the U.S. Queen et al. patents are invalid and therefore no royalties are owed on the Synagis product or motavizumab development product.  Although MedImmune has paid us royalties under the MedImmune Agreement with respect to sales of Synagis on a quarterly basis since the third quarter of 1998, we cannot assure you that MedImmune will continue to pay us royalties.  Also, in September 2008, UCB informed us that it has taken the position that its Cimzia product does not infringe our Queen et al. patents and therefore does not intend to pay to us royalties under the UCB Agreement We believe that UCB Agreement covers the Cimzia product.  We intend to vigorously defend and enforce our rights under our Queen et al. patents and to enforce our rights under the UCB Agreement.

Our ability to maintain and increase our revenues from licensing our Queen et al. patents is dependent upon third parties maintaining their existing licensing arrangements, exercising rights under existing patent rights agreements and paying royalties under existing patent licenses with us. If we experience difficulty in enforcing our patent rights through licenses, or if our licensees, or prospective licensees, challenge our antibody humanization patents, or challenge whether particular existing or follow-on products are within the scope of our Queen et al. patents, and therefore not subject to royalty payments, our revenues and financial condition could be adversely affected, and we could be required to undertake additional actions, including litigation, to enforce our rights.  Such efforts would increase our expenses and could be unsuccessful.

We derive a significant portion of our royalty revenues from a limited number of licensees and our future success depends on the ability of our licensees to obtain market acceptance for their products.

Genentech accounted for 70%, 68%, 60%, and 55% of our total revenues from continuing operations for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006 and 2005, respectively, and MedImmune accounted for 15%, 14%, 13% and 21% of our total revenues from continuing operations for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006 and 2005, respectively.  After the Spin-Off, we expect our revenues to be comprised almost entirely of royalties, although we expect to continue to receive minimal annual maintenance fees from licensees of our Queen et al. patents and, in future periods, we may receive milestone payments if the licensed products in development achieve certain development milestones and royalty payments if the licensed products receive marketing approval and generate sales.   After giving effect to the reclassification of Facet’s revenues to discontinued operations after the Spin-Off, we expect revenues from Genentech to account for 76%, 79%, 80% and 68% of our revenues from continuing operations for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006 and 2005, respectively, and revenues from MedImmune to account for 16%, 16%, 18% and 26% of our revenues from continuing operations for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006 and 2005, respectively.   Our future success depends primarily upon the continued market acceptance of our licensee’s commercialized products and the performance by our licensees of their obligations under the applicable license agreements. In addition, our ability to generate royalty revenue depends upon the ability of our licensees to develop, introduce and deliver products that achieve and sustain market acceptance.  We have no control over the sales efforts of our licensees, and our licensees might not be successful. Reductions in the sales volume or average selling price of licensed products could have a material adverse effect on our business.

Our common stock may lose value due to several factors, including the expiration of our Queen et al. patents,  the payment of dividends or distributions to our stockholders, failure to meet expectations and turnover in our investor base after the Spin-Off.

After the Spin-Off, substantially all of our revenues will be in the form of royalties derived from our license agreements relating to our Queen et al. patents, which generally expire in 2013 and 2014.  Shortly after the expiration of all of our Queen et al. patents, we will cease receiving patent-related royalties from our licensees and, as a result, our common stock may have little value.  In addition to all of the risk factors listed herein, some other factors may also have a significant effect on the market price of our common stock, such as any payment of dividends or distributions to our stockholders and comments and expectations of results made by securities analysts.

If any of these factors causes us to fail to meet the expectations of securities analysts or investors, or if adverse conditions prevail or are perceived to prevail with respect to our business, the price of the common stock would likely drop significantly.  A significant drop in the price of a company’s common stock often leads to the filing of securities class action litigation against the company.  This type of litigation against us could result in substantial costs and may lead to a diversion of management’s attention and resources.

In addition, following the Spin-Off, we expect that there may be a significant amount of turnover in our investor base because those investors that have invested in us because of our biotechnology operations may divest following the Spin-Off.  This turnover may have a significant effect on the market price of our common stock.  Also, we expect that in connection with the distribution of shares of Facet common stock at the time of the Spin-Off, the market price of our common stock will decline by the value attributed to the shares of Facet common stock that we will distribute to our stockholders.

We must protect our patent and other intellectual property rights to succeed.

Our success is dependent in significant part on our ability to protect our patent and other intellectual property rights.  The issuance, scope, enforceability and effective term of patents can be highly uncertain and often involve complex legal and factual questions and proceedings.  Patents, if issued, may be challenged, invalidated, circumvented or rendered unenforceable.  The issuance of a patent is not conclusive as to its validity or its enforceability.  U.S. patents and patent applications may also be subject to interference proceedings, U.S. patents may be subject to reexamination or reissue proceedings in the U.S. Patent and Trademark Office, or PTO, and

foreign patents may be subject to opposition or comparable proceedings in corresponding foreign patent offices. These proceedings could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application.  In addition, such interference, reexamination, reissue and opposition proceedings may be costly.  Furthermore, no consistent policy has emerged regarding the breadth of claims in biotechnology patents, so that even issued patents may later be modified or revoked by the relevant patent authorities or courts.  These proceedings could be expensive, last several years and result in a significant reduction in the scope or invalidation of our patents.  Any limitation in claim scope could reduce our ability to negotiate or collect royalties based on these patents.  Moreover, the issuance of a patent in one country does not assure the issuance of a patent with similar claim scope in another country, and claim interpretation and infringement laws vary among countries, so we are unable to predict the extent of patent protection in any country.  See “Legal Proceedings and Other Matters.”

Our licensees may be unable to maintain regulatory approvals for currently licensed products or obtain regulatory approvals for new products.  Safety issues could also result in the failure to maintain regulatory approvals or decrease revenues.

Our licensees are subject to stringent regulation with respect to product safety and efficacy by various international, federal, state, and local authorities. Of particular significance are the FDA’s requirements covering R&D, testing, manufacturing, quality control, labeling, and promotion of drugs for human use.  As a result of these requirements, the length of time, the level of expenditures, and the laboratory and clinical information required for approval of a BLA or NDA are substantial and can require a number of years.  In addition, even if our licensees’ products receive regulatory approval, they remain subject to ongoing FDA regulations, including, for example, obligations to conduct additional clinical trials or other testing, changes to the product label, new or revised regulatory requirements for manufacturing practices, written advisements to physicians, and/or a product recall or withdrawal.  Our licensees may not maintain necessary regulatory approvals for their existing licensed products or our licensees may not obtain necessary regulatory approvals on a timely basis, if at all, for any of the licensed products our licensees are developing or manufacturing.  The occurrence of adverse events reported by any licensee may result in the revocation of regulatory approvals or decreased sales of the applicable product due to a change in physician’s willingness to prescribe, or patient’s willingness to use, the applicable product.  In either case, our revenues could be materially and adversely affected.  For example, in February 2005, Biogen Idec and Elan announced that they had voluntarily suspended the marketing and commercial distribution of the Tysabri antibody, a drug approved to treat multiple sclerosis and which is licensed under our humanization patents, because Biogen Idec and Elan had received reports of cases of progressive multifocal leukoencephalopathy (“PML”), a rare and frequently fatal, demyelinating disease of the central nervous system, in certain patients treated with Tysabri antibody. In July 2006, Biogen Idec and Elan reintroduced the Tysabri antibody, however, the Tysabri antibody’s label now includes prominent warnings regarding the Tysabri antibody’s risks and Biogen Idec and Elan implemented a risk management plan to inform physicians and patients of the benefits and risks of Tysabri antibody treatment and to minimize the risk of PML potentially associated with Tysabri antibody monotherapy.  In July 2008, Biogen Idec and Elan announced two new cases of PML in patients treated with the Tysabri antibody.  As a result, if physicians prescribe Tysabri less frequently due to the PML risk, or if Biogen Idec and Elan suspend the marketing and commercial distribution of the Tysabri antibody, either voluntarily or mandated by a regulatory agency such as the FDA, the amount of royalties we receive will be adversely affected.  In addition, the current regulatory framework could change or additional regulations could arise at any stage during our licensees’ product development or marketing, which may affect our licensee’s ability to obtain or maintain approval of their licensed products.  Delays in our licensees receiving regulatory approval for licensed products, or their failure to maintain existing regulatory approvals, could have a material adverse effect on our business.

We must attract, retain and integrate key employees in order to succeed.  It may be difficult to recruit, retain and integrate key employees after the Spin-Off.

To be successful, we must attract, retain and integrate qualified personnel.  After the Spin-Off, our only remaining business will be our antibody humanization patents and royalties assets and we expect to have less than 10 employees, which may make it difficult for us to recruit and retain qualified personnel.  If we are unsuccessful in attracting, retaining and integrating qualified personnel, particularly at the management level, our business could be impaired.

Our agreements with Facet may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties.

The agreements related to the Spin-Off, including the separation and distribution agreement, tax sharing and indemnification agreement, transition services agreement and cross license agreement, were negotiated in the context of the Spin-Off while Facet is still part of PDL and, accordingly, may not reflect more favorable terms that may have resulted from arm’s-length negotiations between unaffiliated third parties.

We may not be able to collect on indemnification rights from Facet.

Under the terms of the separation and distribution agreement with Facet, we and Facet agreed to indemnify the other from and after the Spin-Off with respect to certain indebtedness, liabilities and obligations that were retained by our respective companies.  These indemnification obligations could be significant.  The ability to satisfy these indemnities if called upon to do so will depend upon the future financial strength of each of our companies.  We cannot assure you that, if Facet has to indemnify us for any substantial obligations, Facet will have the ability to satisfy those obligations.  If Facet does not have the ability to satisfy those obligations, we may be required to satisfy those obligations instead.  For example, If Facet does not have the ability to pay monthly rent and other expenses related to the real property leases for Facet’s corporate headquarters in Redwood City, California consisting of approximately 450,000 square feet of office and lab space, we will be required to pay such amounts, which could have a material adverse effect on the amount or timing of any distribution to our stockholders.  See “- I. Business Overview - Properties.”

Our licensees face competition.

Our licensees face competition from other pharmaceutical and biotechnology companies.  The introduction of new competitive products or follow-on biologics may result in lost market share for our licensees, reduced utilization of licensed products, lower prices, and/or reduced licensed product sales, any of which could reduce our royalty revenue and have a material adverse effect on our results of operation.

Decreases in third-party reimbursement rates may affect sales of licensed products.

Sales of our licensees’ products will depend significantly on the extent to which reimbursement for the cost of licensed products and related treatments will be available to physicians and patients from U.S. and international government health administration authorities, private health insurers, and other organizations.  Decreases in third-party reimbursement for our licensees’ products could reduce usage and sales of the products, and may have a material adverse effect on our business.

Our revenues and operating results will likely fluctuate in future periods.

Our antibody humanization royalty revenues may be unpredictable and fluctuate since they depend upon, among other things, the seasonality and rate of growth of sales of licensed products and the mix of U.S.-based Sales and ex-U.S.-based Sales in connection with our master patent license agreement with Genentech.

Our master patent license agreement with Genentech provides for a royalty fee structure that has four tiers, under which the royalty rate Genentech must pay on royalty-bearing products sold in the United States or manufactured in the United States and sold anywhere in a given calendar year decreases on incremental U.S.-based Sales above the net sales thresholds.  As a result, Genentech’s average annual royalty rate declines as Genentech’s U.S.-based Sales increase.  With respect to Genentech’s royalty-bearing products that are both manufactured and sold outside of the United States, the royalty rate that we receive from Genentech is a fixed rate based on a percentage of the underlying ex-U.S.-based Sales.  The mix of U.S.-based Sales and ex-U.S.-based Sales and the manufacturing location are outside of our control and have fluctuated in the past and may continue to fluctuate in future periods.

We have received a significant portion of our royalty revenues from sales of Synagis, which is marketed by MedImmune.  This product has significantly higher sales in the fall and winter, which to date have resulted in much higher royalties paid to us in our first and second quarters than in other quarters.  The seasonality of Synagis sales is

expected to continue to contribute to fluctuation in our revenues from quarter to quarter.   In December 2008, MedImmune filed a lawsuit against us in the United States District Court for the Northern District of California seeking a declaratory judgment neither Synagis nor motavizumab infringe the Queen et al. patents and therefore are not subject to royalties pursuant to the MedImmune Agreement.  Although MedImmune has paid us royalties under the MedImmune Agreement with respect to sales of Synagis product on a quarterly basis since the third quarter of 1998, we cannot assure you that MedImmune will continue to pay us royalties.  See “Legal Proceedings and Other Matters.”

We may reserve from time to time a certain amount of cash in order to satisfy the obligations relating to our convertible notes, which could adversely affect the amount or timing of any distribution to our stockholders.

On a pro forma basis as of September 30, 2008, after giving effect to the Spin-Off, we expect to have approximately $501.6 million in total long-term liabilities outstanding, comprised primarily of $250.0 million in principal that remains outstanding under our 2.00% Convertible Senior Notes due February 15, 2012 (the “2012 Notes”) and $250.0 million in principal that remains outstanding under our unsecured 2.75% Convertible Subordinated Notes due 2023 (the “2023 Notes”).  Holders of the 2023 Notes may require us to repurchase all or a portion of their 2023 Notes at 100% of their principal amount, plus any unpaid interest, on August 16, 2010, August 16, 2013 and August 16, 2018, and upon the occurrence of a repurchase event (as defined in the indenture).  Similarly, holders of the 2012 Notes may require us to purchase all or any portion of their 2012 Notes at 100% of their principal amount, plus any unpaid interest, upon a fundamental change (as defined in the indenture).  We may reserve from time to time a certain amount of cash in order to satisfy these repurchase or other obligations, including the payment of principal and interest, relating to the 2023 Notes and 2012 Notes, which could adversely affect the amount or timing of any distribution to our stockholders.

The conversion of any of the outstanding 2023 Notes or 2012 Notes into shares of our common stock would have a dilutive effect, which could cause our stock price to go down.

The 2023 Notes and 2012 Notes are convertible, at the option of the holder, into shares of our common stock at varying conversion rates. We have reserved shares of our authorized common stock for issuance upon conversion of the 2023 Notes and 2012 Notes. If any or all of the 2023 Notes or 2012 Notes are converted into shares of our common stock, our existing stockholders will experience immediate dilution and our common stock price may be subject to downward pressure. If any or all of the 2023 Notes or 2012 Notes are not converted into shares of our common stock before their respective maturity dates, we will have to pay the holders of such notes the full aggregate principal amount of the 2023 Notes or 2012 Notes, respectively, then outstanding. Such payments could have a material adverse effect on our cash position.

In connection with the Spin-Off, the conversion rates of the 2023 Notes have been adjusted upward and that of the 2012 Notes will be adjusted upward.  Currently, the conversion rate for the 2023 Notes is 114.153 shares per $1,000 principal amount of 2023 Notes (or a conversion price of approximately $8.76 per share) and the conversion rate for the 2012 Notes is 61.426 shares per $1,000 principal amount of 2012 Notes (or a conversion price of approximately $16.28 per share).  For the 2023 Notes, the conversion rate has been increased by multiplying the previous conversion rate by a fraction, the numerator of which was the average pre-Spin-Off closing price of our common stock for the ten consecutive trading days immediately preceding the record date for the Spin-Off, and the denominator of which was the difference of such average closing price and the fair market value of Facet’s common stock applicable to one share of our common stock as determined by our board of directors.  The adjusted conversion rate for the 2023 Notes became effective on the business day immediately following the record date for the Spin-Off.  Such adjustment resulted in an increased number of shares of our common stock issuable to the holders of the 2023 Notes upon conversion.  For the 2012 Notes, the conversion rate will be increased by multiplying the current conversion rate by an adjustment factor equal to the sum of the daily adjustments for each of the ten consecutive trading days beginning on the effective date of the Spin-Off.  The daily adjustment for each such trading day is a fraction, the numerator of which is the sum of the closing price of our common stock and the closing price of Facet’s common stock applicable to one share of our common stock, and the denominator of which is the product of ten and the closing price of our common stock.  The adjusted conversion rate for the 2012 Notes will become effective on the tenth trading day from, and including, the effective date of the Spin-Off.  We expect such adjustment to result in an increased number of shares of our common stock issuable to the holders of the 2012 Notes upon conversion.  Because the conversion rates of the 2023 Notes has been adjusted upward and that of the 2012

Notes will be adjusted upward in connection with the Spin-Off, our existing stockholders will experience more dilution if any or all of the 2023 Notes or 2012 Notes are converted into shares of our common stock after the adjusted conversion rates become effective.

Upon our distribution of the common stock of Facet, we could be required to utilize some or all of our net operating loss and tax credit carryforwards and, if such carryforwards are fully utilized, we could incur a current tax liability.

We could recognize taxable gain upon our distribution of the common stock of Facet, which generally would occur if the gross fair market value of the distributed assets exceeds our tax basis.  If we were to recognize a taxable gain in connection with such distribution, we would need to utilize some or all of our net operating loss and tax credit carryforwards, which would reduce the amount of such carryforwards available to reduce our tax liability in future years and increase our current tax liability.  We do not expect the Spin-Off to result in our recognition of a material amount of taxable gain due to our estimate of the fair market value of the distributed assets and our significant tax basis in such assets and, if we do recognize taxable gain in connection with the Spin-Off, we do not expect to incur a material current tax liability.  Nevertheless, our estimate of the fair market value of the distributed assets may be significantly less than the ultimate valuation of such assets and, as a result, we could be required to utilize some or all of our net operating loss and tax credit carryforwards and, if such carryforwards are fully utilized, our current tax liability could increase.  The investors are urged to consult their tax advisor with respect to the specific tax consequences of the Spin-Off including the effects of U.S. federal, state and local, and foreign and other tax rules, and the effect of possible changes in tax laws.

III.  DISCUSSION REGARDING RESULTS OF OPERATIONS AND FINANCIAL POSITION

The following discussion is meant to provide information regarding what we expect our results of operations and financial condition will look like following the Spin-Off.  Our historical financial statements that we have previously filed with the SEC are not a good indication for our ongoing financial operating results due to the strategic review and repositioning process that has been ongoing over the past six quarters, which resulted in the sale of our commercial operations and antibody manufacturing plant during the first quarter of 2008, a restructuring and significant reductions in workforce, as well as the Spin-Off of our biotechnology operations in December 2008. In addition, although we have prepared pro forma financial statements of operations for the annual 2007 period and for the nine months ended September 30, 2008 and a pro forma balance sheet as of September 30, 2008 (included in Exhibit 99.1 to this Form 8-K), these pro forma financial statements only reflect the elimination of Facet’s financial results from PDL’s financial results and do not reflect what PDL’s historical financial statements would have been given all of the other changes in our business; that is, they do not include adjustments to eliminate the high level of event-driven expenses we have incurred over the past six quarters related to the sale of certain of our former key assets and changes in our business strategy or adjustments to reflect our forward-looking, downsized cost structure.

You should read the following discussion in conjunction with the consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC, the condensed consolidated financial statements and accompanying notes included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed with the SEC, and the Unaudited Pro Forma Condensed Financial Information included in Exhibit 99.1 to this Form 8-K.

In addition, you should note that commencing with our Annual Report on Form 10-K for the year ended December 31, 2008 to be filed during the first quarter of 2009, we will reflect the financial results of our former biotechnology operations as discontinued operations.

Revenues

Prior to the Spin-Off, we recognized royalty revenues as well as license, collaboration and other revenues. During 2006, 2007 and 2008, our royalty revenues were comprised almost entirely of royalties earned on sales of products under license agreements for our Queen et al. patents.  Over this same time period, our license, collaboration and other revenues consisted of revenues under collaboration agreements as well as maintenance fees and milestone payments from licensees under our patent license agreements.

After the Spin-Off, we expect our revenues to be comprised almost entirely of royalties, although we expect to continue to receive minimal annual maintenance fees from licensees of our Queen et al. patents and, in future periods, we may receive milestone payments if the licensed products in development achieve certain development milestones and royalty payments if the licensed products receive marketing approval and generate sales.  After we reclassify certain license, collaboration and other revenues related to our biotechnology operations as discontinued operations, we expect that royalties will represent more than 98% of our revenues from continuing operations over the past three years.

Prior to the Spin-Off, we had two active collaboration agreements: one with Biogen Idec and one with Bristol-Myers Squibb Company. Since these collaboration agreements related to our biotechnology operations, they were assigned to Facet in connection with the Spin-Off and, therefore, Facet assumed all obligations under these agreements and will recognize all collaboration-related revenues in future periods. In addition, certain of our former license agreements were assigned to Facet, so Facet will receive any potential future milestone and royalty revenues under these agreements. We will not recognize revenues under any of these agreements in future periods, and the revenues that we had recognized under these agreements in historical periods will be reflected as discontinued operations in future SEC filings.

Operating Expenses

Prior to the Spin-Off and over the past six quarters, we incurred a high level of general and administrative expenses related to activities that were non-recurring in nature and which we do not expect to continue in future periods. Such historical activities, which resulted in higher legal expenses as well as higher third-party consulting and advisory fees in 2007 and 2008, included the following:

•                  A strategic review process that we initiated during 2007, which included the exploration of the sale of our entire company and our key assets;

•                  The sale of our former commercial operations in the first quarter of 2008;

•                  The sale of our former antibody manufacturing plant in the first quarter of 2008;

•                  Royalty monetization efforts until suspended in November 2008; and

•                  The Spin-Off of our former biotechnology operations on December 18, 2008.

Our pro forma statements of operations for the 2007 annual period and for the nine months ended September 30, 2008 represent our financial operating results assuming that we had spun off the biotechnology operations on January 1, 2007. While general and administrative expenses in these pro forma statements of operations exclude certain direct expenses that were allocated to the biotechnology operations of Facet, they do include a portion of expenses in support of the strategic initiatives listed above. In future periods, we do not expect to incur these types of expenses, although we may incur additional expenses if we decide to recommence our royalty monetization efforts.

Going forward, we expect that our operating expenses will be comprised primarily of general and administrative expenses, which consist of costs of personnel, professional services, consulting and other expenses related to our administrative functions, facility and overhead costs and stock-based compensation expense accounted for under Statement of Financial Accounting Standards (“SFAS”) 123(R) as a component of personnel-related costs. While we expect to continue to incur ongoing litigation-related expenses, we expect that our operating expenses will decrease significantly relative to recent historical levels due to the completion of the strategic review process that we undertook beginning in the second quarter of 2007 and the subsequent sales and spin-off of certain of our former key assets as listed above. In addition, going forward, we will have less than 10 employees who will manage efforts to support our intellectual properties, manage our licensing operations, provide for certain essential reporting and management functions of a public company and monetize our antibody humanization patents and royalties assets if market conditions permit.  Also, we have relocated our corporate headquarters from Redwood City, California to

Incline Village, Nevada in order to provide a more favorable cost structure while continuing to meet our ongoing business needs.

Interest and Other Income and Interest Expense

We expect to continue to recognize interest and other income, which is comprised principally of interest earned on our investment balances. We also expect to continue to recognize interest expense, which represents interest payable on our 2012 Notes and our 2023 Notes.

Income Tax Expense

Due to our lack of earnings history, prior to the Spin-Off, our gross deferred tax assets had been fully offset by a valuation allowance on our Consolidated Balance Sheet.  However, as a result of the Spin-Off, we expect that our history of royalty revenues and the significantly lowered cost structure will provide a basis to reverse the valuation allowance on our deferred tax assets as of December 31, 2008, which amount we expect to be approximately $33.5 million. As a result, we expect that our effective income tax rate going forward will be approximately 40%.

Principal Assets and Liabilities

In connection with the sale of our commercial operations and antibody manufacturing plant in the first quarter of 2008 and the Spin-Off in December 2008, we have sold or spun-off all of our intangible assets and we have distributed to Facet the majority of our fixed assets that existed as of December 31, 2007 on our balance sheet.

Going forward, with the exception of cash, investments and deferred tax asset balances, we expect to have minimal other assets on our balance sheet. We expect such other assets to be comprised primarily of prepaid operating expenses and debt issuance costs associated with our 2012 and 2023 Notes as well as fixed assets to support our infrastructure and operations in our new corporate headquarters in Incline Village, Nevada.

After we pay all of the current liabilities, excluding debt and deferred revenue balances, that have been incurred up to the spin-off date, which, as of September 30, 2008, were $55.5 million, including liabilities that relate to the biotechnology operations, we expect our current liability balances to decrease significantly going forward in light of our downsized operations.  We expect to pay such amounts in the first quarter of 2009.  The majority of our pre-Spin-Off deferred revenues related to our two former collaboration agreements, which were transferred to Facet and, therefore, our deferred revenue balance going forward will not be significant.  In addition, in connection with the Spin-Off, we entered into a Co-Tenancy Agreement and a sublease assignment agreement with Facet pursuant to which we assigned all rights and obligations under the lease liability for our former corporate headquarters in Redwood City, California to Facet, which resulted in the transfer of the related fixed assets and financing liability to Facet.  See “- I. Business Overview - Properties.”

LIQUIDITY AND CAPITAL RESOURCES

After the Spin-Off, we expect that cash from future royalty revenues, net of operating expenses, debt service and income taxes, plus cash on hand, will be sufficient to fund our operations over the next several years.  We expect that royalties will represent substantially all of our revenues after the Spin-Off.  On a pro forma basis as of September 30, 2008, after giving effect to the Spin-Off and our capitalization of Facet with $405 million in cash, we had cash and cash equivalents of $146.1 million.  In the first quarter of 2009, we expect to pay an amount equal to all of the current liabilities, excluding debt and deferred revenue balances, that have been incurred up to the Spin-off date, which, as of September 30, 2008, were $55.5 million, including liabilities that relate to the biotechnology operations.  Although our cash on hand has reduced significantly as a result of the Spin-Off, we expect that going forward our operating expenses will also decrease significantly as we will no longer incur research and development expenses related to the biotechnology operations and we will have less than 10 full-time employees to support our business.

In parallel with our Spin-Off preparations, we had been evaluating opportunities to monetize our antibody humanization patents and royalties assets through a potential sale or securitization transaction; however, primarily due to market conditions, we are not currently pursuing a monetization transaction, but would continue to evaluate whether such a transaction in the future is in the best interest of our stockholders.  Any sale of our antibody humanization patents and royalties assets would decrease our revenues, while a securitization transaction would increase our expenses as we would become obligated to make periodic principal and interest payments on any notes issued in connection with such securitization.  When market conditions warrant, we intend to explore means to monetize our antibody humanization patents and royalties assets.  We also will evaluate distributing our income, net of operating expenses, debt service and income taxes, to our stockholders.

Our principal obligation following the Spin-Off will be our $500 million aggregate principal amount of convertible notes. Neither series of our outstanding convertible notes is redeemable by us prior to maturity, although the holders of our 2023 Notes have a put right in August 2010, August 2013 and August 2018.  Accordingly, we expect that our debt service obligations over the next several years will consist primarily of interest payments.  From time to time, we may redeem, repurchase or otherwise acquire all or a portion of our convertible notes in the open market or otherwise, in accordance with the terms of our indentures.  We would make such acquisitions only if we deemed it to be in our stockholders’ best interest.  We may finance such acquisitions with cash on hand and/or with public or private equity or debt financings if we deem such financings are available on favorable terms.  To the extent holders of our 2023 Notes require us to repurchase all or a portion of their notes, we believe we will have sufficient funds for such repurchase from our expected operating income together with our cash on hand, although we will evaluate our liquidity situation at such time and determine whether we should also undertake additional financings at such time.

CRITICAL ACCOUNTING POLICES AND USE OF ESTIMATES

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes.  Actual results could differ materially from those estimates.  We have previously disclosed our key critical accounting policies, most recently in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. On a forward-looking basis, the following critical accounting policies that require significant estimates and judgments apply to our business:

Income Taxes

Our income tax provision is based on income before taxes and is computed using the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using tax rates projected to be in effect for the year in which the differences are expected to reverse. Significant estimates are required in determining our provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations, or the expected results from any future tax examinations. Various internal and external factors may have favorable or unfavorable effects on our future income provision for income taxes. These factors include, but are not limited to, changes in tax laws, regulations and/or rates, the results of any future tax examinations, changing interpretations of existing tax laws or regulations, changes in estimates of prior years’ items, past levels of R&D spending, acquisitions, changes in our corporate structure, and changes in overall levels of income before taxes all of which may result in periodic revisions to our provision for income taxes. Uncertain tax positions are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” We accrue tax related interest and penalties related to uncertain tax positions and include these with income tax expense in the Condensed Consolidated Statements of Income.

Due to our lack of earnings history, prior to the Spin-Off, the gross deferred tax assets had been fully offset by a valuation allowance on our Consolidated Balance Sheet.  However, as a result of the Spin-Off, we expect that our history of royalty revenues and the significantly lowered cost structure to support our intellectual properties, manage our licensing operations and provide for certain essential reporting and management functions of a public company will provide a basis to reverse the valuation allowance on our deferred tax assets as of December 31, 2008, which amount we expect to be approximately $33.5 million.

IV.  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information regarding our executive officers and directors as of December 18, 2008:

Name	Age	Position	Board Term Expires In

John P. McLaughlin	57	President and Chief Executive Officer, Director	2009

Christine Larson	55	Vice President and Chief Financial Officer	—

Paul W. Sandman	61	Director	2011

Laurence J. Korn, Ph.D.	59	Director	2010

Joseph Klein III	47	Director	2010

EXECUTIVE OFFICERS

John P. McLaughlin.  Mr. McLaughlin joined our Board in November 2008 and became our President and Chief Executive Officer upon the Spin-Off.   Mr. McLaughlin served as the chief executive officer and a director of Anesiva, Inc. from 2000 to 2008, and previously as president of Tularik, Inc. from December 1997 to September 1999. From September 1987 to September 1997, he held a number of senior management positions at Genentech Inc., including executive vice president and general counsel.  From January 1985 to September 1987, McLaughlin was a partner at a Washington, D.C. law firm specializing in food and drug law. Prior to that, he served as counsel to various subcommittees in the United States House of Representatives. Mr. McLaughlin also co-founded and served as board chairman of Eyetech Pharmaceuticals, Inc. He currently serves as a director of Seattle Genetics, Inc. and co-founded and serves as a director of Peak Surgical, Inc. Mr. McLaughlin received a B.A. in Government from the University of Notre Dame and a J.D. from the Catholic University of America.

Christine Larson.   Ms. Larson became our Chief Financial Officer upon the Spin-Off. Ms. Larson served as an independent financial consultant from 2005 to 2008 for a wide range of clients, including a public bio-pharmaceutical company, an early stage biometric authentication and credit card payment processing firm, a food manufacturing company, a digital frame distributor and a global Microsoft business solutions firm. From 2003 to 2005, Ms. Larson was Chief Financial Officer for TWL Corporation, an early-stage, acquisitive public company. From 1999 to 2002, Ms. Larson was a management consultant for KPMG Consulting, Inc. From 1985 to 1998, Ms. Larson held a number of senior management positions at Bank of America, NT&SA, including Managing Director, Senior Vice President and Group CEO. She serves as a Board Officer and Vice President of Finance for the California Alumni Association, UC Berkeley. Ms. Larson also serves as an Audit Committee member of the George Mark Children’s House. She received a BS in Food and Nutritional Sciences from the University of California, Berkeley and an MBA from California State University, East Bay. Ms. Larson is a Certified Public Accountant in the State of California.

BOARD OF DIRECTORS

After the Spin-Off, our Board will consist of the four directors named below.  We may appoint additional directors as permitted under our by-laws.

Joseph Klein III.  Mr. Klein joined our Board in July 2007. Mr. Klein currently serves as Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998. Since September 2003, Mr. Klein has also served as a Venture Partner of Red Abbey Venture Partners, LP, a life sciences private equity fund. From September 2001 to

September 2002, Mr. Klein was a Venture Partner of MPM Capital, a healthcare venture capital firm. Mr. Klein served as Vice President, Strategy, for Medical Manager Corporation, a leading developer of physician office management information systems, from June 1999 until it merged with WebMD Corporation in September 2000. In the 10 years prior to joining Medical Manager Corporation, Mr. Klein was a portfolio manager and securities analyst at T. Rowe Price Associates, Inc. and The Kaufmann Fund, Inc. Mr. Klein serves on the Board of Directors of BioMarin Pharmaceutical Inc., Isis Pharmaceuticals, Inc., OSI Pharmaceuticals, Inc. and Savient Pharmaceuticals, Inc., each of which is a publicly traded company. Mr. Klein also serves on the board of directors of two privately held or non-reporting entities. Mr. Klein received a B.A. in economics from Yale University and an M.B.A. from the Stanford Graduate School of Business.

Laurence J. Korn, Ph.D.  Dr. Korn, one of our co-founders, was elected as one of our first directors in July 1986. Since 2004, Dr. Korn has served as an independent consultant, and also serves on the Board of Directors of Symphogen A/S, a privately held entity. Dr. Korn served as our Chairperson of the Board between July 1986 and May 2002 and as our Chairman of the Board between May 2002 and June 2004. Dr. Korn also served as our Chief Executive Officer from January 1987 until April 2002. From March 1981 to December 1986, Dr. Korn headed a research laboratory and served on the faculty of the Department of Genetics at the Stanford University School of Medicine. Dr. Korn received his Ph.D. from Stanford University and was a Helen Hay Whitney Postdoctoral Fellow at the Carnegie Institution of Washington and a Staff Scientist at the MRC Laboratory of Molecular Biology in Cambridge, England, before becoming an Assistant Professor at Stanford.

John P. McLaughlin.  See “-Executive Officers.”

Paul W. Sandman. Mr. Sandman joined our Board in November 2008.  Mr. Sandman served as Boston Scientific Corporation’s General Counsel for 14 years until his retirement in February 2008. Prior to joining Boston Scientific, he served as Senior Vice President, General Counsel and Secretary at Wang Laboratories for nine years. Mr. Sandman received his A.B. from Boston College and his J.D. from Harvard Law School.

CORPORATE GOVERNANCE MATTERS

Our Board of Directors has established four standing committees, the Audit Committee, Compensation Committee, Nominating and Governance Committee, and a newly created Litigation Committee.  Our Board may establish other committees to facilitate the management of our business.  Our Board dissolved its Scientific Review Committee and Equity Grant Committee in connection with the Spin-Off.  The primary purpose of our Litigation Committee is to oversee our litigation strategy and consider and manage any material litigation in which we may be involved.    Our Board adopted a charter to govern our Litigation Committee which can be obtained on our website at www.pdl.com.

Our Board also approved amendments to our Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, and Nominating and Governance Committee Charter, each effective as of December 18, 2008.  A copy of each of our amended Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, and Nominating and Governance Committee Charter is  available on  our  website  at www.pdl.com.

Item 9.01 Financial Statements and Exhibits

(b) Pro Forma Financial Information

The pro forma financial information specified in Article 11 of Regulation S-X is filed as Exhibit 99.1 hereto.

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Separation and Distribution Agreement, dated December 17, 2008, between PDL BioPharma, Inc. and Facet Biotech Corporation
10.2	Transition Services Agreement, dated December 18, 2008, between PDL BioPharma, Inc. and Facet Biotech Corporation
10.3	Tax Sharing and Indemnification Agreement, dated December 18, 2008, between PDL BioPharma, Inc. and Facet Biotech Corporation
99.1	Unaudited pro forma condensed financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2008	PDL BioPharma, Inc.

	By:	/s/ John P. McLaughlin
John P. McLaughlin
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation and Distribution Agreement, dated December 17, 2008, between PDL BioPharma, Inc. and Facet Biotech Corporation
10.2	Transition Services Agreement, dated December 18, 2008, between PDL BioPharma, Inc. and Facet Biotech Corporation
10.3	Tax Sharing and Indemnification Agreement, dated December 18, 2008, between PDL BioPharma, Inc. and Facet Biotech Corporation
99.1	Unaudited pro forma condensed financial statements.